Exhibit 99.1

UNITY Biotechnology, Inc. Announces Closing of Initial Public Offering

BRISBANE, California, May 7, 2018 – UNITY Biotechnology, Inc. (“UNITY” or the “Company”) (NASDAQ:UBX) today announced the closing of the Company’s initial public offering of 5,000,000 shares of common stock at a public offering price of $17.00 per share, which does not include the exercise by the underwriters of their option to purchase up to an additional 750,000 shares of common stock. Aggregate gross proceeds to the Company were approximately $85.0 million, before underwriting discounts, commissions and estimated offering expenses. All of the shares in the offering were offered by UNITY. UNITY’s common stock is listed on The Nasdaq Global Select Market under the ticker symbol “UBX.”

Goldman Sachs & Co. LLC, Morgan Stanley and Citigroup acted as joint book-running managers for the offering. Mizuho Securities acted as a lead manager for the offering.

A registration statement relating to the shares sold in this offering was declared effective by the Securities and Exchange Commission on May 2, 2018. The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from (1) Goldman Sachs & Co. LLC., Attention: Prospectus Department, 200 West Street, New York, NY 10282, Telephone: 1-866-471-2526; (2) Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; and (3) Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Telephone: 1-800-831-9146.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About UNITY Biotechnology, Inc.

UNITY Biotechnology is developing therapeutics to extend healthspan by slowing, halting or reversing diseases of aging. UNITY’s initial focus is on creating senolytic medicines to selectively eliminate senescent cells and thereby treat age-related afflictions, such as osteoarthritis, eye diseases and pulmonary diseases. UNITY’s seasoned management team has experience building companies and developing medicines.

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Contact:

Investors

Bob Goeltz

bob.goeltz@unitybiotechnology.com

1-650-525-4980

Media

Canale Communications

Jason Spark

jason@canalecomm.com

1-619-849-6005

3280 Bayshore Blvd, Suite 100 | Brisbane, CA 94005 | unitybiotbechnology.com